Exhibit 16.1

September 28, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of MAIR Holdings Inc Form 8-K dated September 25, 2007, and have the following comments:

1.	We agree with the statements made in section (a) for which we have a basis on which to comment on, and we agree with, the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in the section (b) for which we have no basis on which to comment.

Yours truly,

/s/ Deloitte & Touche LLP